SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                             Commission File Number 33-37674-NY
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                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One):
|_| Form 10-K   |_| Form 11-K   |_| Form 20-F   |X| Form 10-Q   |_| Form N-SAR
|_| Form 10KSB

               For Period Ended: March 31, 2001

               |_| Transition Report on Form 10-K
               |_| Transition Report on Form 20-F
               |_| Transition Report on Form 11-K
               |_| Transition Report on Form 10-Q
               |_| Transition Report on Form N-SAR

               For the Transition Period Ended: Not Applicable
                                               ---------------------------------

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable
                                                       -------------------------

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                                     PART I
                             REGISTRANT INFORMATION

                                EDG Capital, Inc.
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                            Full Name of Registrant


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                           Former Name if Applicable

                               700 Stewart Avenue
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           Address of Principal Executive Office (Street and Number)

                           Garden City, New York 11530
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                            City, State and Zip Code

                                 (516) 222-7749
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                                Telephone Number

                                    PART II
                            RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    | (a) The reasons described in reasonable detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
    |
    | (b) The subject annual report, semi-annual report, transition report on
    |     Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on
    |     or before the 15th calendar day following the prescribed due date; or
|X| |     the subject quarterly report or transition report on Form 10-Q, or
    |     portion thereof will be filed on or before the fifth calendar day
    |     following the prescribed due date; and
    |
    | (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
    |     has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Our report on Form 10-QSB for the quarter ended March 31, 2001 is delayed pending completion of our accountants' reevaluation of our reserves against accounts receivable for the year ended December 31, 2000.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification: Shraga David Aranoff, Chief Operating Officer, (516) 222-7749.

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      EDG Capital, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 15, 2001                      By /s/ Shraga David Aranoff
                                           -------------------------------------
                                               Name: Shraga David Aranoff
                                               Title: Chief Operating Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

      Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)